Exhibit 24

POWER OF ATTORNEY

        The undersigned certifies that he/she is an Director of IKON Office Solutions, Inc. (“IKON”).

        The undersigned hereby appoints Maryanne Messenger, Mark A. Hershey, and Christopher S. Parisi, and any of them, his/her attorneys and agents to execute, on his/her behalf and in his/her name, reports on Form 3, Form 4, and Form 5 (relating to Beneficial Ownership of Securities) for filing with the Securities and Exchange Commission, and any and all amendments to said reports, and to do all such other acts and execute all such other documents which said attorneys and agents may deem necessary or desirable to enable the undersigned to report beneficial ownership of IKON securities under the Securities Exchange Act of 1934, and to comply with all rules, regulations or requirements of the Securities and Exchange Commission in respect thereto.

      Dated this 26th day of July, 2005.

Signed:	/s/ ARTHUR E. JOHNSON Arthur E. Johnson